WEALTH MINERALS LTD.
1901 – 1177 West Hastings
Vancouver, British Columbia
CANADA V6E 2K3

April 7, 2006

Minera San Isidro, S.A.C.
Calle German Schereiber No. 246
San Isidro
Lima 27
Peru

Attention:

Sr. Alfonso Espinosa,

General Manager

Dear Sirs:

Re:

"Radiante 2" Property, Melgar Province, Department of Puno, Peru

We write further to our recent discussions to set forth and confirm our respective understandings of the terms and conditions upon which Wealth Minerals Ltd. (or an existing or to-be-incorporated/acquired Peruvian subsidiary of Wealth) ("Wealth") can acquire from Minera San Isidro, S.A.C. ("Minera") a one hundred (100%) percent right, title and interest in and to that certain mining concession situated in the Province of Melgar, Department of Puno, Peru and referred to as the "Radiante 2" Property.

For the purposes of this agreement, the term "Property" will mean:

(a)

the mining concession more particularly set forth and described in Schedule "A" and all rights and appurtenances attached or accruing thereto (the "Minera Concession");

(b)

any substitute or successor mineral tenure granted, issued or obtained in respect of the tenure referred to in subparagraph (a); and

(c)

all information and data with respect to the foregoing mineral tenures in the possession or control of Minera or any of its associates or affiliates as at the date hereof (the "Existing Data").

We confirm our understandings as follows:

1.

Representations and Warranties of Minera

Minera represents and warrants to Wealth that:

(a)

Minera is a duly incorporated and validly subsisting and organized "S.A.C." under the laws of Peru, is presently in good standing under applicable Peruvian laws and is duly qualified and registered as necessary to carry on all the business and activities of a mining company under Peruvian law and to apply for, acquire title to, own and dispose of all forms of mineral concessions in Peru;

(b)

Minera has all necessary right, power and authority to enter into this agreement, to grant the option as hereinafter set forth, to agree to dispose of a one hundred (100%) percent right, title and interest in the Property to Wealth upon the terms hereof and to transfer all interest in the Minera Concession and Existing Data to Wealth upon compliance by Wealth with the terms and conditions hereof;

(c)

this agreement has been validly entered into, executed and delivered by Minera and is binding upon Minera, subject to compliance with any necessary qualification of Wealth in Peru and any required translation hereof into Spanish and subsequent registration hereof in the applicable Peruvian registry(ies);

(d)

the mining concession comprised in the Minera Concession was validly applied for and has been issued and is currently in the process of being registered in the name of Minera in the Peruvian Public Mining Registry, and all taxes and concession fees are fully paid in respect thereof, is presently in good standing, subject to compliance with applicable laws of Peru in connection therewith, and such concession is free and clear of all encumbrances and any adverse claims or other complaints as to its validity; and

(e)

Minera has not carried out any operations on or with respect to the Minera Concession.

2.

Grant of Option

Minera hereby grants to Wealth the sole, exclusive and irrevocable right and option (the "Option") to earn a one hundred (100%) percent right, title and interest in and to the Property by allotting and issuing to Minera an aggregate of TWO HUNDRED THOUSAND (200,000) fully paid and non-assessable common shares in the capital stock of Wealth (the "Shares") on or before the day that is ten (10) business days after latest to occur of the following:

(a)

the date that this agreement has been accepted for filing by the TSX Venture Exchange, Inc. ("TSXV") on behalf of Wealth;

(b)

the date that the registration of the Minera Concession in the Peruvian Public Mining Registry has been completed; and

(c)

the date which is thirty (30) days after the date (the "Execution Date") upon which this agreement is executed by Minera, or such earlier date on which Wealth may have concluded its due diligence investigations pursuant to paragraph 15 and elected not to terminate this agreement pursuant to such paragraph.

3.

Option is Option Only, Termination for Non-performance

The issuance of the Shares in paragraph 2 is optional, and Wealth is not obligated to issue any Shares.  However, if Wealth fails to issue the Shares as provided in paragraph 2 within the time limit specified, the provisions of paragraph 9 will apply, and if Wealth fails to remedy such default in accordance with that paragraph, Minera may, upon notice to Wealth to that effect, terminate the Option, and Wealth will thereupon have no right, title or interest in or to the Property, and no further right to earn any interest therein, and will have no further obligations or liabilities in respect of Minera or the Property, except as provided in paragraph 5.

4.

Voluntary Termination of Option by Wealth

Wealth may, at any time, upon not less than seven (7) days notice to Minera, elect to terminate the Option, and Wealth will thereupon have no right, title or interest in or to the Property, and no further right to earn any interest therein, and will have no further obligations or liabilities in respect of Minera or the Property, except as provided in paragraph 5.

5.

Obligations of Wealth Upon Termination of Option

Upon the termination of the Option for any reason whatsoever, other than the exercise thereof by Wealth in accordance with the provisions hereof, Wealth will:

(a)

leave the Minera Concession:

(i)

in good standing as at the effective date of termination, free and clear of all liens, charges, and encumbrances arising from operations conducted by or on behalf of Wealth hereunder, and

(ii)

carry out any reclamation and rehabilitation required as a result of the operations by or on behalf of Wealth thereon hereunder, including the clean-up and removal of any hazardous waste from the Minera Concession placed or brought on the Minera Concession by or on behalf of Wealth;

(b)

deliver to Minera, within sixty (60) days of termination:

(i)

a summary report on all work carried out by or on behalf of Wealth on the Minera Concession and all material results relating thereto (limited to factual matters only),

(ii)

copies of all reports, studies, and assessments prepared by or on behalf of Wealth with respect to work on or for the benefit of the Minera Concession not already provided to Minera,

(iii)

copies of all drill logs, assay results, maps, field notes, sections, and other factual technical data generated or compiled by or on behalf of Wealth with respect to the Minera Concession and work thereon hereunder.

In addition, Wealth will make available to Minera, at the place of storage, all available samples, drill chips, core and cuttings, sample rejects and pulps, and any other physical material removed by or for Wealth from the Minera Concession;

(c)

comply with all obligations and make all payments with respect to the Minera Concession (including any taxes or similar payments and the completion of any necessary assessment work reports) accrued as of the date of termination; and

(d)

unless otherwise specified by Minera, remove from the Minera Concession, within six (6) months of the effective date of termination, all machinery, equipment, supplies and facilities erected, installed, or brought upon the Minera Concession by or on behalf of Wealth.

6.

Exercise of Option

Upon Wealth having complied in full with the provisions of paragraph 2, the Option will have been exercised and Wealth will have earned and be immediately vested with a one hundred (100%) percent right, title and interest in and to the Property and will give notice (the "Vesting Notice") to that effect to Minera.  Forthwith following the receipt by Minera of the Vesting Notice, Minera will take all necessary actions, execute and deliver all required documents and make or cause or permit to be made all necessary filings as necessary or, in the opinion of counsel to Wealth, desirable, to transfer to Wealth a one hundred (100%) percent right, title and interest in and to the Property to Wealth.

7.

Obligations of Wealth during Option

During the currency of the Option:

(a)

Wealth and its agents will have full rights to enter on and to do all work on the Property as Wealth determines to be appropriate, subject to compliance with applicable law and the making of appropriate arrangements with the private owners of the applicable surface lands (if any);

(b)

representatives of Minera authorized in writing by Minera will have the right, at the sole expense and risk of Minera, of access to and the right to inspect the Property and the data obtained therefrom, and to copy all data derived from work thereon, provided that such rights may only be exercised in a manner which does not unduly interfere with the activities of Wealth on the Property and that Minera will defend and indemnify Wealth from and against all liabilities which may be incurred by Minera, and of its representatives or any third parties in connection with the exercise of such right of access;

(c)

Wealth will make all payments and take all necessary actions as required to maintain the Property in good standing, and in that regard will be solely responsible for making any necessary payments for the mining rights and any value-added or other taxes associated with the Property, and for preparing yearly work progress reports to the applicable Peruvian mining authorities, and will otherwise take all steps necessary to keep the Property free and clear of all liens, charges and encumbrances arising by, through or under Wealth or as a result of any of activities by or on behalf of Wealth thereon hereunder;

(d)

Wealth will pay, when due and payable, all wages or salaries for services rendered in connection with the Property and all accounts for materials supplied on or in respect of any work or operations performed in connection therewith; and

(e)

Wealth will conduct all work on or with respect to the Property in a careful and workman-like manner, following reasonable and prudent geological exploration methods and approaches, and in compliance with all applicable laws.

8.

Access to Data and Confidentiality

Minera will provide to Wealth access to, or copies of, all Existing Data, which will (subject to the provisions of the next sentence) be held in confidence by Wealth.  All information with respect to the Property generated pursuant to this agreement will be held in confidence by the parties, subject to the right of any party to release any such information (including the Existing Data) as required by applicable law, the order of any duly constituted judicial or governmental authority or the rules, regulations, bylaws or listing agreements of any stock exchange upon which the shares of a party are listed or by Wealth as it may deem necessary to facilitate the financing of work on the Property or in connection with any proposed sale or joint venturing by Wealth of any interest in the Property.

9.

Default

If any party hereto defaults in the performance of any of its obligations hereunder, the party affected by such default may give notice to the defaulting party, and if the defaulting party does not cure such default within:

(a)

in the case of a default by Wealth of any of the requirements of paragraph 2, twenty-one (21) days, or

(b)

in the case of any other default, thirty (30) days, provided that if any such default is, by its nature, not able to be cured within a thirty (30) day period, and the party in default commences reasonable steps to begin to cure such default within the thirty (30) day period specified in this subparagraph 9(b), such party will be allowed such additional time (not exceeding one hundred and twenty (120) days) as may be reasonably required to cure such default so long as it assiduously proceeds with the curing of such default during such period, after receipt of such notice, then:

(c)

if the affected party is Minera and the uncured default is a default by Wealth pursuant to any of the provisions specified in subparagraph 9(a) prior to the exercise of the Option, Minera may terminate the Option in accordance with paragraph 3; or

(d)

if Minera elects not to terminate the Option pursuant to subparagraph 9(c), or in the case of any other default that is not cured, the affected party may refer the matter to arbitration pursuant to paragraph 13, seeking such relief as it may deem appropriate.

10.

Governing Law

This agreement will be governed by and interpreted in accordance with the laws of British Columbia and those of Canada applicable therein.

11.

Assignment

Wealth will have the right to assign and transfer all of its rights and obligations hereunder without the consent of, but upon notice to, Minera, provided that the proposed transferee first enters into an agreement with Minera to be bound hereby in respect of the interest to be acquired by it from Wealth.

12.

Formal Agreement

If required by either party, the parties will use their best efforts to settle and execute formal documentation as necessary to give effect to this agreement in Peru within a reasonable time after such party delivers notice to the other to enter into such formal Peruvian agreement.  Such formal documentation will reflect the terms and conditions of this letter together with such additional terms and conditions as are typical of option agreements of this nature and will reflect a structure among the parties indicated to be the most beneficial by the parties' Canadian and Peruvian legal and tax advisers, but this agreement is not subject to the settlement and execution such formal documentation and is a binding agreement upon acceptance hereof by Minera.  If there are disputes with respect to the form of such formal documentation, the matter will be referred to arbitration in accordance with paragraph 13.

13.

Arbitration

Any dispute, controversy or claim arising out of or relating to this agreement, the breach, termination or invalidity of it, any deadlock or inability of the parties to agree on a course of action to be taken hereunder, or the failure of the parties to settle the formal agreement referred to in paragraph 12, will be referred to and finally resolved by arbitration in accordance with the  "Procedures for Cases under the BCICAC Rules" of the British Columbia International Commercial Arbitration Centre ("BCICAC"), which will administer the arbitration case in accordance with such rules.  If the parties cannot agree on an arbitrator within fifteen (15) days of the matter being referred to arbitration, then the BCICAC will appoint an arbitrator.  The place of arbitration will be Vancouver, British Columbia, Canada and the language used in the arbitral proceeding will be English.  The arbitrator's fees, and the other costs of the arbitration, will be paid by the prevailing party, subject to the contrary decision of the arbitrator.

14.

Force Majeure

No party will be liable for its failure to perform any of its obligations under this agreement due to a cause beyond its control (except those caused by its own lack of funds) (each an "Intervening Event") including, but not limited to, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority, excessive delays in obtaining, or the refusal to issue, any required permits or licenses, or non-availability of materials, supplies, labour or transportation.  All time limits imposed by this agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.  A party relying on force majeure will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority.

15.

Legal and Property Title Due Diligence

This agreement is subject to the completion by Wealth of legal and title due diligence on the Property, and results therefrom satisfactory to Wealth, acting reasonably, within a period of thirty (30) days after the Execution Date.  If the results of such due diligence are not satisfactory to Wealth it may, at any time prior to the end of such thirty (30) day period, so notify Minera and thereupon this agreement will be terminated without any further obligations of either party to the other.

16.

Application to TSX Venture Exchange Inc. for Acceptance

Forthwith upon the completion by Wealth of the due diligence specified in paragraph 15 and receipt of results satisfactory to Wealth therefrom, Wealth will make application to the TSXV requesting the acceptance for filing hereof on behalf of Wealth, and will diligently pursue the obtaining of such acceptance, including arranging for the preparation of and providing all information and materials required by the TSXV in order to grant such acceptance.  Minera will co-operate with Wealth in connection therewith and will provide any information with respect to Minera or the Property as may be required by the TSXV in connection with the grant of such acceptance.

[Rest of page left blank intentionally.]

If the foregoing correctly sets forth the agreement reached among us, kindly acknowledge this by signing and returning to us a copy of this letter on or before the close of business in Vancouver, B.C. on the third (3rd) business day following the date hereof, whereupon a binding legal agreement will be in effect between us and we will instruct our solicitors to prepare the necessary formal documentation.

Yours very truly,

WEALTH MINERALS LTD.

SCHEDULE "A"

THE PROPERTY

Petitorio Minero	Hectares	Codigo
Radiante 2	1000	01-03671-05